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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
                         SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number  0-22561

                                   eFAX.COM
           (Exact name of registration as specified in its charter)

                                   eFAX.COM
                               1378 Willow Road
                         Menlo Park, California  94025
                                (650) 324-0600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 par value
           (Title of each class of securities covered by this Form)

                                     None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

     Rule 12g-4(a)(1)(i)     [X]   Rule 12h-3(b)(1)(i)      [_]
     Rule 12g-4(a)(1)(ii)    [X]   Rule 12h-3(b)(1)(ii)     [_]
     Rule 12g-4(a)(2)(i)     [_]   Rule 12h-3(b)(2)(i)      [_]
     Rule 12g-4(a)(2)(ii)    [_]   Rule 12h-3(b)(2)(ii)     [_]
                                   Rule 15d-6               [_]


     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934 eFax.com has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 29, 2000                By: /s/ Nicholas V. Morosoff


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